Exhibit 10.17
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of November 6, 2009 by and between TEMPLE-INLAND INC., a Delaware corporation (the “Company”), and DOYLE R. SIMONS (the “Executive”).
     WHEREAS, the Company and the Executive currently are party to an Employment Agreement dated August 9, 2007, as amended by an amendment entered into as of November 7, 2008 (as amended, the “Existing Agreement”); and
     WHEREAS, the Company and the Executive wish to amend the Existing Agreement in ways designed to ensure that certain payments under the Existing Agreement remain deductible notwithstanding the limitations set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Company and the Executive hereby agree as follows:
     1. Section 3(d) is amended to substitute “5(c)” for “5(c)(ix)” where the latter term appears therein.
     2. A new Section 4(g) is added immediately following Section 4(f) to read in its entirety as follows:
     (g) Notwithstanding the foregoing provisions of this Section 4, the Company agrees that it will not terminate the Executive’s employment without Cause prior to a Change in Control as defined in Appendix B hereto where such termination is at the request or direction of a Person (as defined in Appendix B hereto) who has entered into an agreement with the Company the consummation of which would constitute a Change in Control and that prior to a Change in Control it will not take any action or fail to take any action, in either event at the request or direction of such a Person, that would cause a circumstance or event entitling the Executive to terminate employment for Good Reason. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.
     3. Section 5(c)(v) is amended to read in its entirety as follows:
     (v) All bonus or incentive awards that have a scheduled award, vesting or performance period (hereinafter, an “award period”) of one fiscal year or less (“Annual Awards”) shall become fully vested on the Date of Termination and shall be paid (or unrestricted shares issued) on the Applicable Award Payment Date; provided, however, that in the case of Annual Awards granted after 2009 and that pursuant to their terms vest or become payable if one or more specified performance goals or criteria (other than the continued performance of services) are achieved or the amount of the Award that vests or becomes payable depends upon the extent of achievement of one or more such performance goals or criteria, such Annual Award shall be paid only if the Severance Performance Goal is achieved. The amount paid (or number of unrestricted shares issued) in respect of an Annual Award that becomes payable pursuant to the terms of this Section 5(c)(v) shall be equal to the amount of the Award (assuming continued employment until the end of the award period and the achievement, at the target level, of any performance goals or criteria established with respect to such Award) multiplied by a fraction the numerator of which is the number of full months and any fractional portion of a month during the period from the first day of the award period for the Annual Award through the Date of Termination and the denominator of which is the total number of months in such award period (or if such fraction is greater than 1/2, multiplied by one (1)). This Section 5(c)(v) shall, as of the date of grant of any Annual Award granted after 2009, form a part of the terms of such Award.
     4. Section 5(c)(ix) is amended to read in its entirety as follows:
     (ix) Each stock option to acquire common stock of the Company and each stock appreciation right in respect of the Company’s common stock held by the Executive as of the Date of Termination shall (A) to the extent not already vested on the Date of Termination, become fully vested on the Date of Termination and (B) shall, to the extent not previously exercised, be exercisable following the Date of Termination for the full term of such option or stock appreciation right. The Company also represents that it caused the subsidiaries holding the Company’s real estate and financial services operations prior to their spin-off in 2007 to provide that vesting shall accelerate and restrictions shall lapse on all unvested or restricted equity or equity-based awards in respect of each such company held by the Executive as of the Date of Termination and that each stock option to acquire common stock of such company and each stock appreciation right in respect of such company held by the Executive as of the Date of Termination shall remain exercisable following the Date of Termination for the full term of such option or stock appreciation right.
     5. Section 5(c)(x) is amended to read in its entirety as follows:
     (x) All incentive awards (including but not limited to restricted units, restricted retention units, restricted stock units, performance stock units, restricted stock, and performance awards) that have an award period in excess of one fiscal year (“Long-Term Incentive Awards”) shall become fully vested on the Date of Termination and shall be paid (or unrestricted shares issued) on the Applicable Award Payment Date; provided, however, that in the case of a Long-Term Incentive Award granted after January 1, 2009 and which pursuant to its terms vests and/or becomes payable (or unrestricted shares issuable) only if one or more specified performance goals or criteria (other than the continued performance of services) is achieved, such Long-Term Incentive Award shall be paid (or unrestricted shares issued) only if the Severance Performance Goal is achieved. This Section 5(c)(x) shall constitute an amendment to any Long-Term Incentive Awards granted after January 1, 2009 and before November 6, 2009 and shall, as of the date of grant of any Long-Term Incentive Awards granted on or after November 6, 2009, form a part of the terms of the Award. Not later than the later of the Date of Termination or 30 days after the end of any potential Applicable Measurement Period for an Award the payment of which is contingent upon achievement of the Severance Performance Goal (each, a “Performance Award”), the Committee shall determine whether the Severance Performance Goal has been achieved as of the end of such potential Applicable Measurement Period. If the Committee determines that the Severance Performance Goal has been achieved for such Applicable Measurement Period, the Committee shall on the date of such determination certify such achievement in writing in a manner that satisfies the requirements of Treasury Regulation Section 1.162-27(e)(5). Neither Section 5(c)(v) hereof nor this Section 5(c)(x) shall apply to stock options and stock appreciation rights covering the Company’s common stock.
     6. A new Section 5(c)(xi) is added immediately following Section 5(c)(x) to read in its entirety as follows:
     (xi) For purposes of this Section 5, the following terms shall have the meanings indicated:
     (A) “Applicable Award Payment Date” means, with respect to an Award, the later of (a) the Date of Termination or as soon as practicable thereafter (but in any event within five (5) days following the Date of Termination), or (b) with respect to a Performance Award, the date that the Committee certifies achievement of the Severance Performance Goal in a manner that satisfies Treasury Regulation Section 1.162-27(e)(5) or as soon as practicable thereafter (but in any event within five (5) days following such certification).
     (B) “Applicable Measurement Period” means the period beginning on the first day of the award period for an Award and ending on the last day of the later of (a) the second fiscal quarter preceding the Date of Termination, and (b) the last day of the first fiscal quarter that would result in the Severance Performance Goal being established as of a date that satisfies Treasury Regulation Section 1.162-27(e)(2)(i) (the later of such dates, being the “Initial Measurement Date”); provided, however, that if the Severance Performance Goal is not satisfied as of the Initial Measurement Date, the Applicable Measurement Period shall end as of the last day of the first fiscal quarter, if any, after the Initial Measurement Date and on or before the last day of the last fiscal quarter in the original award period for the Award that the Severance Performance Goal is satisfied. By way of example, assume that the Executive is granted an annual bonus award on February 4, 2011 that is contingent upon achievement of a specified performance goal for the Company’s 2011 fiscal year. The Executive’s employment is then terminated by the Company without Cause on May 1, 2011. The Initial Measurement Date would be the fiscal quarter ending July 2, 2011 because July 2, 2011 is the first end of a fiscal quarter as of which, in accordance with Treasury Regulation Section 1.162-27(e)(2)(i), the grant date of the annual bonus award (February 4, 2011) would not occur after expiration of more than 25% of the Applicable Measurement Period (January 1, 2011 through July 2, 2011). If the Severance Performance Goal is not satisfied as of July, 2, 2011 but is subsequently satisfied as of October 1, 2011, the Applicable Measurement Period would end as of October 1, 2011. If the Severance Performance Goal is not satisfied as of either July, 2, 2011 or October 1, 2011, but is subsequently satisfied as of December 31, 2011, the Applicable Measurement Period would end as of December 31, 2011. If the Severance Performance Goal is not satisfied as of July 2, 2011, October 1, 2011, or December 31, 2011, the annual bonus award would not be paid.
     (C) “Award” means an Annual Award or a Long-Term Incentive Award.
     (D) “Committee” means a compensation committee within the meaning of Treasury Regulation Section 1.162-27(c)(4).
     (E) “EBITDA” means segment operating income minus general and administrative expenses and minus share-based compensation, plus depreciation and amortization, all as determined in accordance with GAAP and reported in the Company’s financial statements.
     (F) “Peer Group” means Abitibi-Bowater, Appleton Papers Inc., Boise Inc., Canfor Corporation, Caraustar Industries, Inc., Cascades Inc., Catalyst Paper Corporation, Domtar Inc., Glatfelter (P.H.) Company, Graphic Packaging, International Paper Company, MeadWestvaco Corporation, Mercer International Inc., Neenah Paper Inc., Newark Group (The) Inc., NewPage Corp., Packaging Corporation of America, Rock-Tenn Company, Smurfit-Stone Container Corporation, Temple-Inland Inc., Verso Paper, Wausau Paper Corp., and West Fraser Timber Co.; provided, however, that a company will be removed from the Peer Group if for any year or quarter (as applicable) during the Award Period (a) it does not file either (i) a Form 10-K or Form 10-Q (as applicable), or (ii) a Form 40-F or Form 6-K (as applicable), or (b) less than 80% of its total revenues (as reported in the most recently filed Form 10-K or in the case of a Canadian company that does not file a Form 10-K, the Canadian company’s most recently filed Form 40-F) are from either (i) paper manufacturing/conversion or (ii) lumber and panels.
     (G) “Pension Plan” means any tax-qualified or non-qualified defined benefit pension plan, including supplemental or excess benefit pension plans maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with retirement benefits, and any tax-qualified or non-qualified defined contribution pension plan, including any supplemental or excess defined contribution or individual account plan maintained by the Company and any other defined contribution or individual account plan or agreement entered into between the Executive and the Company.
     (H) “ROI” means operating income, excluding Significant Unusual Items, divided by beginning of year total assets, excluding certain assets (assets held for sale, municipal bonds related to capital leases, financial assets of special purpose entities, discontinued operations, and acquisitions/divestitures on a weighted average basis), and less current liabilities (excluding the current portion of long-term debt). Significant Unusual Items are income items reported in a Form 10-K or Form 40-F that represent the recognition of income from multiple years’ activities in the current year (for example, gain on the sale or disposition of an asset, and refunds, rebates, settlements, and credits that represent recognition of income from multiple years’ activities). An item will be included as a Significant Unusual Item only if it exceeds $1 million. If any portion of an Applicable Measurement Period is not a full fiscal year, ROI will be determined for such partial fiscal year in accordance with the preceding provisions based on the applicable Forms 10-Q or Forms 6-K for the applicable fiscal quarter(s) for such partial fiscal year, and ROI for such partial fiscal year shall be weighted as a partial fiscal year for purposes of determining ROI over the Applicable Measurement Period.
     (I) “Severance Performance Goal” means the Company having, over the Applicable Measurement Period, either (a) positive EBITDA or (b) an ROI that falls within the top three quartiles as compared to the Peer Group.
     7. Section 5(e) is amended by substituting “5(c)(i), (iii), (iv) and (x) hereof” for “5(c)(i), (iii), (iv) and (v) hereof” where the latter phrase appears and by substituting “5(c)(i), (iii), (iv) or (x) hereof” for “5(c)(i), (iii), (iv) or (v) hereof” in both places the latter phrase appears.
     8. Except as modified above, the Existing Agreement shall continue in effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

COMPANY TEMPLE-INLAND INC., a Delaware corporation
By:	/s/ Dr. E. Linn Draper, Jr.
	Name:	Dr. E. Linn Draper, Jr.
	Title:	Lead Director

EXECUTIVE
/s/ Doyle R. Simons
Doyle R. Simons

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